Exhibit 99.2

Transcript of Conference Call held January 6, 2006.

IMMUCOR

January 6, 2006

8:30 a.m. EST

Coordinator

Good day, ladies and gentlemen. Thank you for standing by and welcome to the Immucor, Incorporated conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question answer session, and instructions will follow at that time. As a reminder, this conference call is being recorded.

C. Vinson

Certain statements on this conference call constitute forward-looking statements, and actual results and events could differ materially; specifically, the statements regarding earnings estimates and Galileo statements are forward-looking statements and were developed based on current estimates and numerous assumptions. These estimates and assumptions reflect subjective judgments concerning future events and circumstances and may be incomplete or incorrect; and unanticipated events and circumstances may occur causing these estimates or assumptions to be wrong. The company does not intend to update or revise its projections unless required to do so by the Federal Securities laws. For a detailed discussion of factors that could cause actual results to vary from these forward-looking statements, please refer to the company’s most recent filings with the SEC, including our annual report on Form 10-K and our most recent Form 10-Q.

Coordinator	I would now like to introduce your host for today’s conference, Mr. Ed Gallup, Chairman. Mr. Gallup, you may begin.

E. Gallup

Thank you and good morning. Thanks for joining us to discuss our second quarter fiscal year ‘06 results. Participating with me on this call are Dr. Nino De Chirico, our President, and Patrick Waddy, our Vice President and Chief Financial Officer.

We are very pleased with our record revenues of $44 million for the quarter. This represents eight consecutive quarters of record revenues by the Company. In addition to this, we achieved a new gross margin high of 64.8%. As you know, we took a one-time charge of $2.5 million in the quarter related to the closing of our Houston facility. Without this charge, which was $0.03 per share, we would have recorded record net income and record earnings per share as well.

We believe that in the past, we have created confusion by discussing too many factors regarding the Galileo, and have determined that the most productive way to handle this issue in the future is to discuss orders received and the number of instruments that are live, which of course means generating reagent revenue.

During the quarter, we received orders for 23 Galileo; 15 of these were in North America and eight came from Europe. As many of you know, this instrument business continues to be very lumpy on a monthly and a quarterly basis. For example, during the last quarter, North American orders were ten in September, none in October, and five in November. December orders were 11, and we expect to hit our original guidance of 70 to 90 orders for North America during fiscal year ‘06. This expectation is based on the 34 orders, which are in-house at the end of December, and the closing of one of our three large potential customers, where the delta between 70 and 90 depends on which of the three customers.

Overall, our European business is weaker than expected, but we believe the Echo can have a strong impact on this market. There were 15 Galileo orders in Europe in the first two quarters. These two quarters are usually weak in that area, and we now expect 40 to 50 orders by the end of the fiscal year.

An additional 26 customers went live in the quarter as compared to 22 in the first quarter. We continue to make progress in this area, and presently have 239 customers who are live.

We are also very pleased that the average annual reagent trail has grown from $120,000 per instrument reported last quarter to approximately $140,000 for this quarter. This of course is a result of customers adding additional tests once the instruments are live.

As stated in the press release, we are reiterating our fiscal ‘06 guidance for revenues in the range of $180 million to $190 million, gross margins of 65% to 66% and earnings per share between $0.76 and $0.85.

Regarding our CFO position, we did a very thorough outside search and unanimously agreed that Patrick was the best individual for the job. I look forward to traveling with Patrick and meeting with many of you in the near future.

We are also very pleased with the transition of our audit business to Grant Thornton.

The Galileo Echo remains on track for a European launch in the summer followed by a U.S. launch this fall. We continue to be very impressed by the enthusiasm our customers have shown for the Echo, and look forward to addressing this potential market of approximately 6,000 accounts.

Finally, we purchased 642,000 shares of our common stock last quarter and continue to do so on an opportunistic basis.

At this point, I will return the call to the operator to begin our Q&A.

Coordinator	Thank you. Steve Hamill with Piper Jaffrey, you may begin.

S. Hamill

Good morning. I was wondering, first, if you could talk a little bit about Europe again. I know it got raised last quarter, but realistically are you seeing any progress in Germany or in any of the other less penetrated markets for Galileo right now?

E. Gallup

I think, Steve, that yes; we are seeing a little bit. We sold three instruments in Munich relatively recently, and that gives us a little bit better feeling as far as money being available to purchase instruments. But we’re not seeing a dramatic change.

S. Hamill

So where do you see the opportunity? You have about 15 placed so far in Europe this year. To get to 40 to 50, obviously you need some acceleration in the second half of the fiscal year. What parts of the continent do you think you might have the best opportunity to hit those numbers?

G. DeChirico

This is Nino. The summer time in Europe is usually very slow time for instruments. We believe that the 40 to 50 instruments are achievable in Europe. Of the countries who would contribute, Italy, Germany, France and Spain and Portugal will contribute to this to achieve this number. We have a forecast and we think we can make it.

S. Hamill

Then with regard to the operating profitability, which was strong and seems to have been partly driven by lower G&A expenses, which was a bit of a surprise. I would have expected to see some hefty professional fees this quarter. Should that continue to improve now? Is the worst behind us?

G. DeChirico	Patrick?

P. Waddy

Steve, audit and SOX were approximately $800,000 in the quarter, legal $900,000. Audit and SOX going forward for the last two quarters of the year will probably be about $600,000 per quarter. Legal we are estimating about $500,000.

G. DeChirico	Yes, we are very optimistic on this.

S. Hamill

And then last, in terms of the makes and the metrics you gave on the number of Galileo’s that have gone live, you mentioned it was 26 worldwide. Can you tell us how many are live now in terms of by geography?

G. DeChirico	I have this number for you. Oh, by geographies and totals?

S. Hamill	Correct. Yes, the installed base.

G. DeChirico

Then we have 35 in Belgium and France, three in Canada, 73 in Germany. Germany 73 means that Germany in distribution, we include that as Germany, all the distribution network: 55 Italy, seven Portugal, 19 Spain, two Japan, 45 United States.

S. Hamill

All	Thank you.

Coordinator	At this time How many in the U.S.?

G. DeChirico	Forty-five.

E. Gallup

Steve, just to clear up, as many of you are probably aware, out of Germany we ship instruments to Eastern Europe, for example. We ship instruments I believe to the U.K. out of Germany and I think we’ve even shipped Australia out of Germany. So that is why you see the distribution number a little different than the actual placements in Germany.

S. Hamill	Thank you. I will jump back in queue.

Coordinator	Bill Quirk with RBC Capital Markets, you may ask your question.

B. Quirk

Thank you. Just thinking about the back half of fiscal 2006 would suggest a pretty steep ramp in reagent revenue. You just gave us some incremental information on the number of instruments up and running, but presumably you are expecting a pretty substantial improvement here. Are we on the cusp of a large number of instruments rolling over? In terms of validation, are you planning some reagent price increases, again specifically on the traditional side? Can you help us think about that a little?

G. DeChirico

For sure Galileo going live is a key point. An interesting statistic is that to date we have an automatic 34, 100% competitive takeaway. But out of 34, only 14 are live. That means that we have 20, 100% competitive takeaway that are not live yet. As soon as there is a get in there would be incremental revenue for that. I think Galileo live is a key point.

B. Quirk

Perhaps you could remind us again, how many on average, how many days are the instruments that haven’t been validated sitting out there? I think you gave us a metric last quarter. Maybe you could just refresh our memories?

G. DeChirico

Yes, I will give you the last statistic we have. It is 103 days for the instrument that went live then we keep going at the same number. The instruments not live today are 158 days. The reason this is a little more than last time is because there are something like eight instruments that are still installed now more than 300 days and they are not live yet. That is only eight instruments that make the statistics worse. But the statistic on going live on the instrument that went live, the 45 we are talking about, is 103 days.

B. Quirk

With respect to the more recent placements where you set up essentially an automatic reagent agreement, are those coming live, as you expected? And then secondly, and I will jump back into the queue after this, what type of intelligence can you give us on some of these older instruments that for whatever reason just persist in sitting in the corner instead of getting validated?

G. DeChirico

Those ones that are sitting in the corner, they are all related to interface issue. The issue that we discussed all along, that they are waiting for their IS department, the vendor, to interface the instrument. The new instrument, we see an improvement in terms of length. But this group of instruments that are still waiting for interfacing, they are still waiting.

B. Quirk

That would at least sound to mean Nino that is going to be kind of picking these off one off at a time. Essentially it is dependent on the hospital, it is not something from Immucor’s standpoint such as being able to interface the new Misys system, for example?

G. DeChirico	Yes, it would be one at a time and it would be not dependent on Immucor.

B. Quirk	Understood. I will jump back in the queue. Thanks, guys.

Coordinator	Sean McKenna with Global Crown Capital, you may ask your question.

S. McKenna	Hello, guys. Good morning. I just wanted to clarify on actually some of the previous questions that have been asked. You have 45 Galileo customers live in the U.S.?

G. DeChirico	Yes.

S. McKenna	And the average go live time is how many days — 103?

G. DeChirico	One hundred and three days.

S. McKenna	103 and then overall, what was the 158 number that you gave?

G. DeChirico

If you group the customers that are installed, that are not live, we average 158 days. What this means is that we have a group of customers that average 158 days are not live. But inside of this group, like I said before, there are eight customers that make this statistic look bad.

S. McKenna	So 158 instruments not live.

G. DeChirico	No, 158 days.

S. McKenna

And then secondly, Patrick, I was wondering if you could tell me in the U.S. and Europe how many of those instruments, I know you guys have talked about how many orders you had, but how many instruments did you actually expense in the quarter in the U.S. versus Europe if you have that?

P. Waddy	We recognize nine in the United States.

S. McKenna	And then in Europe?

P. Waddy	It would be the eight.

S. McKenna

And then one more before I jump back in the queue. I was wondering if you guys could talk about your margin expectations. Are they still the same? Do you feel like you’re being conservative? It looks like to me, what I would expect in Q3 is kind of a pretty big uptick in reagent revenues, actually sort of based on the go live times that you had reported before. Again, I think someone had mentioned this, a lot of instruments rolling over. Could you talk about margins a little bit?

G. DeChirico	Well, we feel very comfortable with our guidance of 65% and 66% for the year. That means it is going to improve in the second half of the year.

S. McKenna	Okay. Thanks a lot, guys.

Coordinator	David Zimbalist with Natexis Bleichroeder, you may ask your question.

D. Zimbalist

Thank you. I apologize if I am repeating questions that were asked before. I got on the call a little late. Could you talk a little bit about your G&A? It was down sequentially for the first time in a long time. What were the components of the decline and how sustainable is this $4.8 million as base?

E. Gallup	We did go over that, but Patrick you want to just hit it again briefly?

P. Waddy

Audit and SOX in Q1 were about $1.7 million, in Q2 they were closer to $0.8 million, a decline of $900,000. Legal was actually up about $100,000 from $800,000 in Q1 to $900,000 in Q2. So we had a total of about $1.7 million in Q2. We are looking at a decline of $500,000 a quarter, roughly for the next two quarters from that number.

D. Zimbalist	Each quarter or like a—

P. Waddy	Each quarter. So it runs roughly $1.1 million, $1.2 million per quarter.

D. Zimbalist

The gross margins on the traditional reagents and the capture reagents, if I calculated correctly, were a little bit down sequentially. Can you talk a little bit about that and what maybe might turn those back upwards?

G. DeChirico	Yes, the margin mostly on the Capture is linked to the manufacturing volume. Then it fluctuates up and down because of our manufacturing volume. For the reagents, we had for the second quarter a decrease of $250,000 of profit because of our buy-back inventory from Kainos. Then if you add up to this one time $250,000 of reagent profit, our profit in the quarter was very good.

D. Zimbalist	That $250,000 was reagent that you bought back in the last quarter that then went back out this quarter. Is that the way to think of it?

P. Waddy

No, they were bought in Q2 and it is simply the inter-company profit that was realized on those reagents. It is a one-time item. It will only change in the future if inventory in Japan goes up or down, and the impact was probably about 60 basis points.

D. Zimbalist	Thank you very much.

Coordinator	Robert Flan with Guardian Life, you may ask your question.

R. Flan

Good morning. I just had a couple of questions. The first is a follow-up on an earlier question on Europe, because you are keeping the guidance for instrument orders sustained, but you did say that Europe was weaker than expected. So even if you were in a slow period, it was slower than you thought, just to reiterate again why you think that basically the second half may be in that case maybe stronger than you originally had thought? That is the first question. You can answer that first.

E. Gallup

I think there may be a little confusion. Last quarter on the conference call the number came up what was the guidance for Galileo orders and I replied 50 to 60, and that would be a stretch. That is why we are saying today 40 to 50. So from that standpoint, the business is a little weaker. But with only 15 Galileo orders in the first two quarters for Europe, which is about as expected simply because, as Nino mentioned, the summer months in the business are lumpy. But we do believe the 40 to 50 is achievable.

R. Flan	That verifies it. Thanks. The next question—

G. DeChirico

Sorry, let me add one thing to clarify here. With the 40 or 50, Europe will be 250 instruments or more placed of Galileo in a potential market where we always said of 600 to 700. That means that we reached a large market share in Europe with the Galileo. It is just a life cycle of this instrument.

R. Flan

My second question, and then I will have one more after that, has to do with your expectations for launching of the Echo’s in Europe and the U.S. Could you just talk a little bit about what are the data points that give you the confidence that regulatory authorities are going to approve the devices on the schedule you expect?

E. Gallup

Primarily, the Galileo was approved in 83 days. Cleared, I think is the better word, by the FDA in 83 days. The reagents on the Echo, with the exception of two new reagents, are identical to Galileo reagents. So we would expect it would go in on a 510-K and it will be approved within the 90-day targeted time by the FDA.

R. Flan	What about in Europe?

G. DeChirico

The instruments are, for the CE Mark purpose, considered self-declared. What that means is that you have to just generate data and have in your file. You do not need approval for the instrument. The timing in Europe is mostly depending on the reagents we were talking about. The instrument is a self-declared item.

R. Flan	You have all that and everything, so you have the data on the instrument already.

G. DeChirico	We are, as we speak, generating data.

R. Flan

The last question has to do with Japan. It is kind of a two-parter. One, since you didn’t sell any Galileo’s this quarter and if you could talk about why, maybe I am just missing something? Also if you could update me on what has happened with the distribution change and if there are any hang-ups there or how smooth it’s going?

G. DeChirico

I think we talked about this is in the last quarter and the situation has not changed other than we realized when we went there our management team, Kaz Ota, Hirosho Hoketsu and Suzuki, they realized that the sales force from our former distributor, Kainos, was really not efficient and effective. We are now changing the entire sales force and we are hiring as we speak new people, mostly from competitors that are very well experienced in the blood bank market. We will see improvement of this situation in the next fiscal year.

R. Flan	How far along on the hiring? You are almost done, half way through?

G. DeChirico

One-third to one-half. Japanese search out system is more complex than ours, but with these three men I mentioned before they are very well known from the people in the market, and I think we hope to finalize to hire all the new people by the end of this fiscal year.

R. Flan	Thank you. I am done.

Coordinator	Dan McCall, a private investor. Sir, you may ask your question.

D. McCall

Thank you. The increase in revenue over the last year was primarily the result of price increases. At the same time, over the last year there has been a significant increase in the number of Galileo instruments that are generating revenue. Does this mean that the Galileo instruments added over the year are not creating additional volume; just price increases?

G. DeChirico

No, there is volume. Of course, the reagents are the same, the manual reagents and the Galileo reagents are the same, but we have also increased in volume. But like I said before, the big increase in volume we are expecting is from 100% competitive takeaway. And like I said before out of the 34 in sold orders of competitive takeaway, only 14 are live today.

We will see an improvement going forward when the other 20 or more will go live.

E. Gallup	It is more difficult, it seems to us and it is certainly validated by the numbers, for a competitive takeaway to validate the instrument than an Immucor customer to validate the instrument.

G. DeChirico	Yes, because a competitive take away, they have authority to buy the instrument but also to validate all the reagents, because it is a completely new system for them.

D. McCall	Yes, but still, if all the revenue increase is as a result of price increases, doesn’t that mean that there has not been any volume increase?

P Waddy	No, the numbers were also impacted by a $500,000 decline in sales due to the Euro weakening.

G. DeChirico	And that is made up by the volume. We see a volume increase for sure.

D. McCall	Thank you.

G. DeChirico	You are welcome.

Coordinator	Bill Quirk with RBC Capital Markets, you may ask your question.

B. Quirk

Yes, just wanted to ask a couple of follow-ups here. With respect to the one of the three large customers that you talked about earlier, Ed, how much of a swing factor with respect to the top line guidance are, I guess specifically the one which sounds I guess like it is being relatively close to being landed, vis-à-vis the other two? In other words, if you land all three are we going to close to the 190, if we land just the one we’re going to be out 180? Maybe you could just help us think about that a little bit.

E. Gallup

If we landed all three we would be above 90. We’re making progress with all three, but I think the likelihood of closing all three is very slim. Two of the three will certainly put us between the 70 and 90 range, one of the three, depending on who it is, could put us at the high end.

G. DeChirico

Bill, I think you were asking also the question in terms of revenue. In terms of revenue, I don’t think that this will impact this fiscal year. It is not in our numbers. In other words, assuming we get the purchase order for 20 instruments from one of these three big guys, the impact of this in terms of revenue will be next fiscal year.

B. Quirk	So essentially zero revenue from any of these three accounts in...

G. DeChirico	Yes.

B. Quirk

And then secondly, just thinking about the pricing component this quarter, the press release referred to the majority of the European increase being related to pricing. Can you drill that down a little bit more for us? I suspect it was actually less than the $11.4 million referred to in the press release.

G. DeChirico	Yes, because like Patrick just said, we had half million dollars in lost revenue for exchange rate and the results of volume impact. I don’t have the detail on that.

E. Gallup	It is $10.4 million came from price increase, so there is an additional one million dollars from volume plus the number, the half million Nino just mentioned, so about $1.5 million from volume growth.

B. Quirk	Understood. Thanks very much, guys.

Coordinator	David Zimbalist with Natexis Bleichroeder, you may ask your question.

D. Zimbalist

Yes, I just wanted to clarify, the 20 remaining instruments that are competitive takeaways, we should be thinking about them as contributing when they convert at sort of the 100 to 120 kind of range or do you think that they have equal potential to the current run rate for Galileo’s of 100?

G. DeChirico	One hundred and forty is our average, so that should be the number.

Dr. Simbalis	Is that 140 today entirely the increase all driven by volume or does that also include price in terms of the sequential change?

E. Gallup	Mostly volume.

D. Zimbalist	Thank you.

Coordinator	Dave Hoeft with Evergreen Investments, you may ask your question.

D. Huff

Thank you. On the August 3, 2005, conference call, Brazil and China were mentioned as market opportunities or geographies that could potentially be developed. I have not read or heard anything from the sell side since then. Is that still on your radar screen? If so, what kind of time frame, maybe for applications or some joint venture work? Thank you.

G. DeChirico

It is still in our radar screen. We found out, and I think we discussed this in the last conference call, that Brazil had a lot of issues to be addressed like high importation costs and high regulatory costs. Then we are now looking at some other countries in South America with the same partner we were talking before. We hope we can finalize a contract; we are talking now about Bolivia, Argentina. We are hopeful we can close a contract as a starting point with one of these countries. We just put them aside Brazil because of all of these issues I mentioned before. We lost time looking at Brazil. We spent more than two months looking at Brazil to find out that there was very little opportunity for both of us, us and our partners.

D. Huff	And what about China, please; any joint venture work or any visibility progress? Any thoughts?

G. DeChirico

Those are still in the same package of discussion with this partner, but we also for China we decided to hold until we have a general agreement signed and then we can go there. There is a lot of work to do in terms of due diligence and going to the country and looking at what is an opportunity, training. We thought China was too big to start with.

D. Huff	Thank you very much. Congratulations on better execution.

, I show no further questions.

E. Gallup	Thank you, operator. And again, thank all of you for participating. We will continue this process in the future, and we are always pleased to have this opportunity.

Thank you very much. Good-bye.